CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 24, 2013, with respect to the financial statements of Physicians Realty Trust and July 3, 2013, with respect to the combined financial statements of Ziegler Healthcare Real Estate Funds contained in the Registration Statement (Form S-11 No. 333-188862). We consent to the incorporation by reference in the Registration Statement of Physicians Realty Trust to be filed pursuant to Rule 462(b) under the Securities Act of 1933 to the use of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Chicago, Illinois

July 18, 2013